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                                                             EXHIBIT 11
                                                            (Unaudited)


                                C.M. CORP.

     LOSS PER COMMON SHARE FOR THE CONDENSED STATEMENTS OF OPERATIONS

               (Dollars in Thousands, Except Per Share Data)



                                Three Months Ended         Nine Months Ended
                                   September 30,             September 30,
                             -----------------------      --------------------
                                  1995         1994        1995         1994
                                 ------      -------      -------     -------

Net loss ...................     $   (59)    $   (75)     $  (253)    $  (234)
                                 =======     =======      =======     =======

Total common shares ........       1,000       1,000        1,000       1,000
                                 =======     =======      =======     =======

Loss per common share ......     $   (59)    $   (75)     $  (253)    $  (234)
                                 =======     =======      =======     =======